Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors NRG Energy, Inc.:

We consent to the use of our reports dated February 28, 2012, except as to the effects of the update in segment structure and the method of presenting comprehensive income as discussed in Note 2 to the consolidated financial statements included in the Form 8-K filed July 23, 2012, as to which the date is July 23, 2012, with respect to the consolidated balance sheets of NRG Energy, Inc. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, statements of comprehensive income/(loss), cash flows, and statement of stockholders’ equity for each of the years in the three-year period ended December 31, 2011, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2011 incorporated by reference herein this registration statement.

Our report included in the Form 8-K filed July 23, 2012 refers to a retroactive adjustment to update the segment structure and the change in method of presenting comprehensive income.

/s/ KPMG LLP

Philadelphia, PA

December 14, 2012